UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2026

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501 Colorado Springs, Colorado		80920
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2026, Venu Holding Corporation (the “Company”) entered into an ATM Sales Agreement (the “Sales Agreement”) with ThinkEquity LLC (the “Agent”) pursuant to which the Agent agreed to act as the Company’s sole sales agent with respect to the offer and sale from time-to-time of shares of the Company’s common stock, par value $0.001 per share, having an aggregate gross sales price of up to $250 million (the “Shares”).

Under the Sales Agreement, the Sales Agent may sell the Shares in sales deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the NYSE American Stock Exchange or any other existing trading market for the Common Stock, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. The Company may instruct the Sales Agent not to sell the Shares if the sales cannot be effected at or above the price designated by the Company from time to time. Any Shares sold will be issued pursuant to a shelf registration statement on Form S-3 (File No. 333-291873) (the “Registration Statement”), including the prospectus contained within the Registration Statement, filed with the Securities and Exchange Commission (the “Commission”) on December 1, 2025, and declared effective by the Commission on December 8, 2025, as well as a prospectus supplement dated June 12, 2026.

The Company has agreed to pay the Agent a commission of 3.0% of the gross sales price of any Shares sold in the offering. The Company will also reimburse the Agent for certain specified expenses in connection with its services under the Sales Agreement.

The Company may sell the Shares in amounts and at times to be determined by the Company from time to time subject to the terms and conditions of the Sales Agreement. However, the Company is not obligated to sell, and the Agent is not obligated to buy or sell, any Shares under the Sales Agreement. As such, the Company cannot provide any assurances that it will sell any Shares under the Sales Agreement. The Company also cannot provide assurances as to the price or amount of Shares that the Company sells or the dates on which any sales will take place.

The Company or Agent may suspend or terminate the offering of Shares upon proper notice to the Agent, subject to certain conditions. The Agent has agreed to use its commercially reasonable efforts consistent with its normal sales and trading practices to place the Shares. The Sales Agreement will automatically terminate when the sale of the Shares reaches an aggregate offering amount equal to $250 million, or sooner if the Company or Agent terminates the Sales Agreement in accordance with the terms of the Sales Agreement.

The Company made certain customary representations, warranties, and covenants to the Agent as described in the Sales Agreement, some of which may be subject to limitations agreed upon by the Company and the Agent, such as a qualification on confidential disclosures that were exchanged between the Company and the Agent in connection with the execution of the Sales Agreement. The Sales Agreement is not intended to provide any other factual information about the Company. The representations, warranties, and covenants that the Company made are for the sole benefits of the Company and Agent in connection with the Sales Agreement, such as to allocate risk between the Company and the Agent. Furthermore, the Company made those representations, warranties, and covenants as of specific dates. The Company also agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Company is filing the opinion of its counsel, Dykema Gossett PLLC, relating to the legality of the issuance and sale of the Shares as Exhibit 5.1 hereto, which is incorporated herein by reference and into the Registration Statement.

This Current Report on Form 8-K, including the exhibits filed herewith, shall not constitute an offer to sell or the solicitation of an offer to buy any securities that may be sold pursuant to the Sales Agreement, nor shall there be any sale of securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Dykema Gossett PLLC
10.1	ATM Sales Agreement dated June 12, 2026, between Venu Holding Corporation and ThinkEquity LLC.
23.1	Consent of Dykema Gossett PLLC (included in Exhibit 5.1).
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: June 12, 2026	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman